Exhibit 10.12

January 2, 2025

Ms. Janet Carr
c/o Tandy Leather Factory, Inc.
1900 SE Loop 820
Fort Worth, TX  76140

Re:          Ongoing Service to Tandy

Dear Janet:

With your pending resignation as CEO of Tandy Leather Factory, Inc. (“Tandy” or the “Company”), we appreciate your agreement to remain with the Company through March 31, 2025, as described in this letter agreement (this “Agreement”).

1.   Ongoing Duties.  You have submitted to the Company your resignation as Chief Executive Officer and a Director, effective as of the close of business on January 3, 2025.  Beginning January 6 your ongoing duties will focus primarily on transition, working with Finance on the Company’s 2024 year-end financial reporting and Form 10-K, and preparing for the Company’s upcoming headquarters facility move.

2.   Compensation and Retention Bonus.  In addition to receiving your current base salary, if you satisfy the “Eligibility Factors” set forth below, Tandy will pay you a one-time retention bonus payment of $310,000, less applicable taxes and withholdings (the “Retention Bonus”), as of March 31, 2025.  In order to be eligible for the bonus:

a.
You must not resign from your employment with Tandy or be terminated for “Cause” (as defined in your employment agreement) before that date.  If you are terminated without Cause, you will remain eligible for the bonus if you satisfy the other eligibility factors below;

b.
You will continue to perform your duties in good faith and consistent with the Company’s best interests, and to sustain an acceptable level of performance, work quality and attendance, as determined by the Board; and

c.
If requested, you must sign and timely deliver to the Company, and not revoke, a release agreement provided by the Company which will contain confidentiality and non-disparagement provisions and a release of claims or additional compensation in favor of the Company, in a form acceptable to the Company (“Release”).

3.    At-Will Employment.  This Agreement is not intended to create, and does not create, any contractual rights, promises or obligations on the part of Tandy or you with respect to the terms and conditions of employment, other than as expressly provided above, and nothing in this Agreement is intended to alter the at-will nature of your employment or the terms of your existing employment agreement.  It is understood and acknowledged that you have informed the Company of your voluntary resignation from your employment without Good Reason (as defined in your employment agreement).

4.   No Tax Advice.  You acknowledge and agree that Tandy has not given you any financial planning, tax or similar advice with regard to the payments or benefits provided under this Agreement.  You acknowledge and further agree that you should obtain advice from your own financial or tax adviser, and that Tandy is responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of your decision to accept this Agreement.

5.    Entire Agreement / Miscellaneous.  This Agreement sets forth the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement.  Any modifications to this Agreement must be in writing and signed by you and an authorized employee or agent of the Company.  The parties have not relied on any oral statements that are not included in this Agreement.  You have the right to review this Agreement with your own counsel prior to accepting it.  By signing below, you agree you have read and understand this Agreement, and that you enter into it knowingly and voluntarily, without coercion or duress.

6.   Successors and Assigns.  This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, successors and assigns.

7.    Applicable Law.  The construction, validity and administration of this Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles, and the parties in any action arising out of this Agreement shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in the County of Tarrant.

I have read this Agreement and I understand all of its terms.  I enter into and sign this Agreement knowingly and voluntarily, with full knowledge of what it means, as of the date shown above.

TANDY LEATHER FACTORY, INC.

By:
Janet Carr		Jefferson Gramm
Chairman of the Board of Directors